Exhibit 99.1
TEAMSTAFF REPORTS FIRST QUARTER FISCAL 2011 RESULTS
•	Quarterly revenues continue to trend upward on a sequential basis

•	Strategic plan leverages government logistics and healthcare strengths

•	Management to conduct webcast conference call February 17, 2011 at 11am ET
Somerset, New Jersey — February 17, 2011 — TeamStaff, Inc., (Nasdaq: TSTF), a leading logistics and healthcare services provider to the Federal Government primarily within the Departments of Defense and Veterans Affairs announced today its financial results for the fiscal quarter ended December 31, 2010.
Table 1 — Financial Highlights

	First Quarter
($ in thousands, except per share amounts)	Fiscal 2011	Fiscal 2010
Operating revenues	$10,575	$10,793
Gross Profit	$1,318	$1,362
Gross Profit Percentage	12.5%	12.6%
Loss from continuing operations	(337)	(651)
Loss from discontinued operations	—	(1,134)
Net Loss	$(337)	$(1,785)
EPS (Loss) from continuing operations — basic	$(0.07)	$(0.13)
EPS (Loss) from discontinued operations — basic	$—	$(0.23)
Net Loss earnings per share — basic	$(0.07)	$(0.36)
TeamStaff operating revenues have increased for a third sequential quarter. “We believe that our first quarter results indicate that our turnaround is underway, though we continue our efforts to conclude several key initiatives and uncertainties” said Zachary Parker, President and Chief Executive Officer, TeamStaff Inc., who continued “During fiscal 2011, we expect to complete our transition, create financial stability consistent with our strategic plan, and begin to implement our “accelerated” and “long-term” growth strategies targeting adjacent logistics and healthcare market segments. These are important factors toward driving enhanced shareholder value. As we discussed in our recently filed Form 10-K, we have recently taken measures which are expected to enhance our liquidity by approximately $1 million as a result of increasing the maximum availability of our credit facility and receiving commitments for additional equity and/or debt. We believe these measures should give us the necessary financial stability and flexibility to implement our plan.”
The Company’s revenue for the three months ended December 31, 2010 was $10.6 million as compared to $10.8 million in the comparable quarter last year, resulting from net reductions in headcount (and associated overtime) at a number of Government facilities related to the Federal Government “in sourcing” certain positions.
TeamStaff’s gross profit from continuing operations for the three months ended December 31, 2010 and 2009 were $1.3 million and $1.4 million, respectively which represents a decrease of $0.1 million. Gross profit from continuing operations, as a percentage of revenue, was 12.5% and 12.6%, for the three months ended December 31, 2010 and 2009, respectively.

Selling, general and administrative expenses for the three months ended December 31, 2010 and 2009 were $1.6 million and $2.0 million, respectively, which represented an improvement of $0.4 million, or 20.0%. The improvement is primarily due to cost-cutting initiatives employed by new management and the non recurring effects of fiscal 2010 officer severance expense.
Loss from continuing operations was $0.3 million or ($0.07) per basic share compared to a loss from continuing operations of $0.7 million or ($0.13) per basic share in the comparable quarter last year. There was no net income or loss from discontinued operations in the first quarter of fiscal 2011, compared to a net loss from discontinued operations in the first quarter of fiscal 2010 of $1.1 million or ($0.23) per basic share, due to the disposal of TeamStaff Rx. Net loss for the three months ended December 31, 2010 was $0.3 million, or ($0.07) per basic and diluted share, as compared to net loss of $1.8 million, or ($0.36) per basic and diluted share, for the three months ended December 31, 2009. This represents an improvement in net loss of $1.5 million due to the operating and disposal losses related to TeamStaff Rx in fiscal 2010.
At December 31, 2010, the Company had $0.6 million in cash and $14,000 in availability under its credit facility. Subsequent to the quarter’s end, the Company and its Lender further increased the maximum availability under the Loan Agreement by an additional $500,000 to $3.0 million; subject to eligible receivables. The Company believes that it has adequate liquidity resources to fund operations over the next twelve months in view of the additional funding committed by the Company’s Lender and other parties in February 2011.
Note: as a result of the previously disclosed sale of TeamStaff Rx, which was completed on January 4, 2010, all results reported in this release reflect TeamStaff Rx as a discontinued operation.
Conference Call and Webcast Details
TeamStaff’s management team will host a conference call for the investment community on Thursday, February 17, 2011 at 11:00 AM ET. Interested parties may participate in the call by dialing (866) 788-0544; international callers dial (857) 350-1682 (passcode: 10265841) about 5 — 10 minutes prior to 11:00 AM ET. The conference call will also be available on replay starting at 2:00 PM ET on February 17, 2011 and ending on February 28, 2011. For the replay, please dial (888) 286-8010 (passcode: 73577362). The access number for the replay for international callers is (617) 801-6888 (passcode: 73577362). There will be a conference call webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115788&eventID=3744003.
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About TeamStaff, Inc.
TeamStaff serves clients and their employees throughout the United States as a full-service provider of logistics and healthcare support services. TeamStaff specializes in providing high quality healthcare, logistics, and technical services to Federal agencies and the Department of Defense. For more information, visit the TeamStaff corporate web site at www.teamstaff.com or the TeamStaff Government Solutions web site at www.teamstaffgs.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains “forward-looking statements” as defined by the Federal Securities Laws. Statements in this press release regarding TeamStaff, Inc.’s business, which are not historical facts are “forward-looking statements” that involve risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: our ability to continue to recruit qualified healthcare and other professionals and administrative staff at reasonable costs; our ability to obtain any needed financing; our ability to attract and retain sales and operational personnel; our ability to secure contract awards, including the ability to secure renewals of contracts under which we currently provide services; our ability to enter into contracts with United States Government facilities and agencies on terms attractive to us and to secure orders related to those contracts; changes in the timing of orders for and our placement of professionals and administrative staff; the overall level of demand for the services we provide; the variation in pricing of the contracts under which we place professionals; our ability to manage growth effectively; the performance of our management information and communication systems; the effect of existing or future government legislation and regulation; changes in government and customer priorities and requirements (including changes to respond to the priorities of Congress and the Administration, budgetary constraints, and cost-cutting initiatives); economic, business and political conditions domestically; the impact of medical malpractice and other claims asserted against us; the disruption or adverse impact to our business as a result of a terrorist attack; the loss of key officers, and management personnel; the competitive environment for our services; the effect of recognition by us of an impairment to goodwill and intangible assets; other tax and regulatory issues and developments; the effect of adjustments by us to accruals for self-insured retentions; and the effect of other events and important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s periodic reports filed with the SEC. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.
CONTACTS:
Zachary C. Parker,
President and Chief Executive Officer
John E. Kahn,
Chief Financial Officer
TeamStaff, Inc.
1 Executive Drive
Somerset, NJ 08873
866-352-5304
Donald C. Weinberger/Diana Bittner (media)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
don@wolfeaxelrod.com
diana@wolfeaxelrod.com